EXHIBIT 10.41
Description of Non-Employee Director Compensation
     For fiscal 2006, the compensation for the non-employee directors of The Goldman Sachs Group, Inc. (Group Inc.) consisted of:
•	a $75,000 annual retainer awarded on December 15, 2006 as 385 fully vested restricted stock units (RSUs) to all of our non-employee directors other than William W. George and Ruth J. Simmons, who received cash, and Rajat K. Gupta, who joined the Group Inc. Board of Directors in November 2006 and received a prorated annual retainer award of 33 RSUs;

•	a $25,000 committee chair fee awarded on December 15, 2006 as 129 fully vested RSUs to each of our committee chairs; and

•	an annual equity grant of 3,000 fully vested RSUs or, in the case of James A. Johnson, 1,500 fully vested RSUs and 6,000 fully vested stock options (Options), in each case awarded on December 13, 2005 (Mr. Gupta received a prorated annual grant award of 250 RSUs on December 15, 2006).
     With respect to fiscal 2007 non-employee director compensation, the Group Inc. Board of Directors determined that the annual equity grant would be paid following the fiscal year to which the grant relates, rather than at the beginning of the fiscal year as had previously been the case. The grant will be in an amount to be determined by the Group Inc. Board of Directors, payable in fully vested RSUs, fully vested Options or a combination of fully vested RSUs and fully vested Options at the non-employee director’s election.
     RSUs awarded in connection with non-employee director compensation provide for delivery of the underlying shares of common stock, par value $0.01 per share (Common Stock), of Group Inc. on the last business day in May in the year following the year of the non-employee director’s retirement from the Group Inc. Board of Directors. Options awarded with respect to the fiscal 2006 annual equity grant generally become exercisable on the earlier of (i) the date the non-employee director ceases to be a director of Group Inc. and (ii) January 2009, although if the non-employee director remains a director of Group Inc., the underlying shares are subject to transfer restrictions until January 2010.
     The Group Inc. Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has a policy on stock ownership that requires each non-employee director to beneficially own at least 5,000 shares of Common Stock or fully vested RSUs within two years of becoming a director. All of our non-employee directors are in compliance with this policy.
     Our directors are permitted to participate in Group Inc.’s employee matching gift program on the same terms as employees. Under the program for 2006, Group Inc. matches gifts of up to $10,000 in the aggregate per individual.
     Non-employee directors receive no compensation other than directors’ fees.